Exhibit 10.5

May 10, 2007

Jane Wasman
15 Skyline Drive
Hawthorne, NY 10532

Re:   Amendment to December 19, 2005 Employment Agreement

Dear Jane:

This letter serves as an amendment to your letter agreement, dated December 19, 2005, with Acorda Therapeutics, Inc. (the “Agreement”), in accordance with paragraph 8(b) of the Agreement. Specifically, the Agreement is amended as follows, effective May 10, 2007:

Vacation.   Paragraph 3(b) of the Agreement is amended to provide for paid vacation in accordance with the Company’s vacation policy for senior managers (as that policy may be amended from time to time).

Equity Compensation.   Paragraph 4 of the Agreement is amended to provide that you will be eligible to receive annual Options, SARs, and/or Stock Awards under the Acorda Therapeutics, Inc. 2006 Incentive Plan, as amended (in addition to the 1999 Employee Stock Option Plan).

Reorganization Event.   The following sentences are added to the end of paragraph 4:

In the event of a “reorganization event” (as defined in the Acorda Therapeutics, Inc. 2006 Employee Incentive Plan (the “2006 Plan”)), each of your then outstanding “awards” (as defined in the 2006 Plan) that were issued under the 2006 Plan, excluding grants of restricted stock as to which you elected at the time of grant not to have such acceleration applied, shall, immediately prior to such reorganization event, become exercisable in full (or free from restrictions, if applicable). The preceding sentence shall apply regardless of whether a Change in Control occurs before, after, or in connection with such “reorganization event,” and regardless of whether any other provision of this Agreement would provide or has provided only partial vesting of an award.

Termination.   Paragraphs 5(a)-(c) of the Agreement are amended to read in their entirety as follows:

Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason.   If the Company terminates your employment without Cause or if you terminate your employment with Good Reason other than pursuant to subsection (c) of this Section 5, the following shall apply:

The Company shall continue to pay to you your base salary for a period ending on the earlier of the date that is seven (7) months after you terminate or the date on which you obtain other, comparable employment (the “Severance Period”). Such salary continuation payments will be paid at the time of the Company’s standard payroll during the Severance Period, except as provided in the next sentence. To the extent that the sum of your salary continuation payments that would otherwise be paid in the first six months following your termination exceed the lesser of (A) two times your annual rate of pay (determined under Treas. Reg. § 1.409A-1(b)(9)(iii)) and (B) two times the compensation limit under section 401(a)(17) of the Internal Revenue Code (the “Code”) for the year of your termination, such excess shall not be paid within the first six months of your termination and, instead, will be paid in the seventh month after your termination of employment.

If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Severance Period; provided that, if you elect coverage under a subsequent employer’s group health insurance plan during the Severance Period, payment of such premiums shall cease.

The Options, SARs and other Stock Awards granted to you hereunder or under any other agreement that have vested as of the termination date shall remain exercisable for 90 days following such date, provided that no Options or SAR will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under section 409A of the Code) or the 10th anniversary of the original date of grant. All unvested Options, SARs and Stock Awards will be cancelled on the date of termination.

The Company shall pay you for all amounts due under this Agreement, including salary earned but not paid prior to termination and vacation and sick leave days that have accrued through the date of termination and have not been used. Payment under this subsection (a)(iv) shall be made at the time of the Company’s standard payroll for the pay period that includes the date of termination of your employment.

The Company shall pay you for all reimbursable business expenses that you incur through the date of termination upon presentation of acceptable supporting documentation. Payment under this subsection (a)(v) shall be made within 10 days following your presentation of appropriate supporting documentation but no later than December 31 of the year next following the year of termination of your employment.

Termination of Your Employment by the Company With Cause or by You Without Good Reason.   The Company may terminate your employment with Cause or you may resign without Good Reason at any time. In such case, you shall be paid all amounts due for services rendered under this Agreement up until the termination date at the time of the Company’s standard payroll for the pay period that includes the date of termination of your employment. Thereafter, no further payments shall be made to you under this Agreement. All Options granted to you hereunder or under any other agreement that are fully vested as of the date of your termination shall remain exercisable for ninety (90) days from the termination date. If you dispute the grounds for your termination, your vested Options will remain exercisable until ninety (90) days after the date the dispute is resolved. Notwithstanding the preceding, no Option will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under section 409A of the Code) or the 10th anniversary of the original date of grant. All unvested Options, SARs and Stock Awards shall be forfeited.

Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason Following a Change in Control.   If the Company terminates your employment without Cause or if you terminate your employment with Good Reason within the first 18 months after a Change in Control, the following shall apply:

The Company shall pay to you an amount equal to nine (9) months of your base salary (the “CIC Severance Period”) in a lump sum in the month next following the month of termination of your employment. You shall be under no obligation to secure alternative employment during the CIC Severance Period, and payment of your base salary shall be made without regard to any subsequent employment you may obtain.

The Company shall also pay you a bonus equal to the last annual bonus you received multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365. Such payment shall be made in the month next following the month of termination of your employment.

If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the CIC Severance Period; provided that, if you elect coverage under a subsequent employer’s group health insurance plan during the CIC Severance Period, payment of such premiums shall cease.

To the extent that the last two sentences of Section 4 do not apply and/or your Options, SARs and Restricted or other Stock Awards have not fully vested under Section 4 or otherwise at the time of the termination of your employment, not less than 50% of the unvested Options, SARs and Restricted or other Stock Awards granted to you hereunder or under any other agreement shall become immediately and fully vested (and, with respect to Restricted Stock Awards, have the restrictions removed) as of the termination date, and all vested Options shall remain exercisable for 18 months following such date, provided that no Options or SAR will be exercisable after the earlier of the latest date upon which the award could have expired by its original terms under any circumstances (as determined under section 409A of the Code) or the 10th anniversary of the original date of grant. All remaining unvested Options, SARs and Stock Awards will be cancelled on the date of termination.

The Company shall pay you for all amounts due under this Agreement, including salary earned but not paid prior to termination and vacation and sick leave days that have accrued through the date of termination and have not been used. Payment under this subsection (c)(v) shall be made at the time of the Company’s standard payroll for the pay period that includes the date of termination of your employment.

The Company shall pay you for all reimbursable business expenses that you incur through the date of termination upon presentation of appropriate supporting documentation. Payment under this subsection (c)(vi) shall be made within 10 days following your presentation of acceptable supporting documentation but no later than December 31 of the year next following the year of termination of your employment.

Good Reason.   Paragraph 6(e) is amended to read in its entirety as follows:

(h)          Good Reason. As used herein, “Good Reason” means:

           (i)  a material diminution in the your base salary;

          (ii)  a material diminution in your authority, duties, or responsibilities;

        (iii)  a material diminution in the authority, duties, or responsibilities of the supervisor to whom you report;

         (iv)  a material diminution in the budget over which you retain authority;

          (v)  a material change in the geographic location at which you must perform the services; and

         (vi)  any other action or inaction that constitutes a material breach by the Company of this Agreement.

Termination for Good Reason may occur only if (A) you give the CEO notice within 90 days of the initial existence of the condition on which Good Reason is based, (B) the Company does not cure the condition within 30 days of receiving such notice, and (C) you terminate within two years following the initial existence of the condition.

Compliance with Section 409A.   To comply with Section 409A of the Internal Revenue Code, a new paragraph 6(i) is added to the Agreement to read in its entirety as follows:

(i)    Compliance with Section 409A.   Any payment under this Agreement that is subject to Section 409A and is contingent upon termination of your employment shall be payable only if such termination qualifies as a “separation from service” within the meaning of Section 409A, and regulations promulgated thereunder. However, it is your obligation to pay all required taxes (including any additional taxes under Section 409A) on any payments provided under this Agreement.

Except as provided in this letter, the Agreement remains in full force and effect. If this amendment is acceptable, please sign and date the copy of this letter provided herewith and return it to me at your earliest convenience.

Sincerely,
Acorda Therapeutics, Inc.
By:
Ron Cohen
President and Chief Executive Officer
Agreed to and Accepted:
By:
Jane Wasman
DATE: